EXHIBIT 2.3



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DATED                                                               11 JUNE 2006







(1) SILJA OY AB

(2) SEA CONTAINERS ESTONIA LTD.

(3) SEA CONTAINERS LTD.


AGREEMENT
TO BUY AND SELL PART OF THE BUSINESS AND
CERTAIN OF THE ASSETS OF SILJA OY AB




REFERENCE

MJD/CMB/1014863







                                 RICHARDS BUTLER

     Richards Butler LLP Beaufort House 15 St Botolph Street London EC3A 7EE
                 telephone 020 7247 6555 facsimile 020 7247 5091
          email law@richardsbutler.com web site www.richardsbutler.com






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CONTENTS

CLAUSES

1    DEFINITIONS AND INTERPRETATION............................................1
2    SALE AND PURCHASE.........................................................6
3    CONSIDERATION.............................................................7
4    CONDITION................................................................13
5    COMPLETION...............................................................13
6    BUSINESS ASSETS NOT TRANSFERRED..........................................15
7    GUARANTEE................................................................15
8    EMPLOYEES................................................................18
9    INSURANCE................................................................19
10   VALUE ADDED TAX..........................................................19
11   SELLER'S COVENANTS.......................................................20
12   NOTICES 21
13   GENERAL 22



SCHEDULES*

SCHEDULE 1....................................................................25
     CONTRACTS................................................................25
SCHEDULE 2....................................................................26
     THE EMPLOYEES............................................................26
     PART 1 - LAND-BASED EMPLOYEES............................................26
     PART 2 - SEA-GOING EMPLOYEES.............................................26
     PART 3 - EMPLOYEES WHO MAY BE APPROACHED BY THE BUYER (CLAUSE 8.4).......26
SCHEDULE 3....................................................................26
     PART 1...................................................................27
     EXCLUDED ASSETS..........................................................27
     PART 2...................................................................27
     EXCLUDED LIABILITIES.....................................................27
SCHEDULE 4....................................................................28
     LEASEHOLD PREMISES.......................................................28
SCHEDULE 5....................................................................29
     ASSETS...................................................................29

-------------------------
* All schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.




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AGREEMENT dated 11 June 2006

BETWEEN -

(1) Silja Oy Ab, a company incorporated in Finland under number 5.916 ('the Seller');

(2) Sea Containers Estonia Ltd., a company incorporated in Bermuda under number 38411 ('the Buyer'); and

(3) Sea Containers Ltd., a company incorporated in Bermuda under number EC3631 ('the Guarantor').

RECITALS


(A)  The Seller's business includes the Business.

(B) The Seller has agreed to sell and the Buyer has agreed to buy the Business and the Assets as a going concern on the terms and subject to the conditions of this Agreement.

THE PARTIES AGREE as follows -

1    DEFINITIONS AND INTERPRETATION


1.1  In this Agreement unless the context otherwise requires-

     'the Assets' means all plant, machinery, tools and equipment, vehicles, office furniture and other tangible assets owned by the Seller and exclusively used in relation to the Business and 'Asset' means any one of the Assets, the material assets being listed in Schedule 5;

     'Business Day' means a day, except a Saturday or a Sunday, on which banks in the City of London and Helsinki are generally open for business;

     'the Business' means that part of the business of the Seller comprising the passenger and vehicle ferry service between the ports of Helsinki and Tallinn that is operated by the Vessels, owned by the Seller at the date hereof;



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     'the Buyer's Solicitors' means Richards Butler LLP of Beaufort House, 15 St
     Botolph Street, London EC3A 7EE, England;

     'the Cash' means the cash standing as at the Completion Date to the credit of a separate bank account to be maintained by the Seller for the purposes of the Business with effect from the Transfer Date into which all cash receipts will be paid and out of which all trade creditors will be paid together with the cash as at the Completion Date held on the Vessels;

     'Completion' means completion of the sale and purchase of the Business and Assets under this Agreement in accordance with clause 5;

     'the Completion Date' means the date on which Completion takes place;

     'Completion Statement' means the statement prepared in accordance with clause 3.9;

     'Confidential Information' means information (however stored) relating to all and any of the following matters, details of which are not in the public domain namely the Intellectual Property Rights and any other property owned or used by the Seller exclusively in connection with the Business in the nature of intellectual property or any other customer or supplier lists, details of contractual arrangements and any other matters concerning the business affairs or finances of the Business;

     'the Contracts' means the contracts and engagements of the Seller's Group in relation to the Business listed in Schedule 1 and `Contract' means any of them;

     'the Employees' means together the Land-Based Employees and the Sea-Going Employees;

     'EPOS System' means the Anker/OSCAR/EPOS system which provides electronic point of sale functionality;



                                        2

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     'Estimated Cash' means the estimated Cash as at Completion, as estimated in good faith by the Seller and notified to the Buyer at least four Business Days prior to the Completion Date;

     'EURIBOR' means the Euro Interbank Offered Rate which, for the purposes of this Agreement, will be the applicable Screen Rate;

     'Excluded Assets' means the assets excluded from the sale and purchase of this Agreement listed in Part 1 of Schedule 3;

     'Excluded Liabilities' means the liabilities expressly excluded from the sale and purchase of this Agreement as listed in Part 2 of Schedule 3;

     'the Goodwill' means the goodwill of the Business, together with -

     (a) the exclusive right of the Buyer (insofar as the Seller can grant the same) to represent itself as carrying on the Business in continuation of and in succession to the Seller;

     (b) the benefit (so far as the Seller can lawfully assign it) of the Contracts; and

     (c) the benefit of any claim or right of the Seller against a third party (including, without limitation, any claim for breach of any condition, warranty or other term or any representation) arising in the course of the Business or otherwise relating to any of the Assets;

     'the Interest Rate' means the interest rate of two percentage points above EURIBOR;

     'the Inventories' means the stock on the Vessels and in the Tallin shop and stock used by the Seller exclusively in relation to the Business, including vessel spares, uniforms, vessel consumables and fuels;

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     'the Land-Based  Employees' means the employees not employed on any Vessel, presently employed by the Seller and relating to the Business; the names of the Land-Based Employees being set out in Part 1 of Schedule 2;

     'the Leasehold Premises' means the leasehold premises particulars of which are set out in Part 1 of Schedule 4 (and includes any part thereof and/or any building, structure and/or works thereon);

     'the Management Services Agreement' means the agreement between the Seller and the Buyer in the agreed terms to be entered into on Completion pursuant to which the Seller and other members of the Seller's Group will provide certain terminal, reservations, booking and other services to the Buyer for the purposes of the Business;

     'the Records' means all accounting records (including payroll, income and stock records, tax and value added tax records and other registers, books and accounting records), lists of suppliers or customers, passenger contact data, market studies and analyses and marketing plans, documents of title relating to any of the Assets and any other documents (as defined in section 13 of the Civil Evidence Act 1995) in each case relating exclusively to the Business and in each case whether stored in hard copy or on computer, which the Seller may lawfully transfer to the Buyer;

     'Screen Rate' means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period most closely corresponding to the date on which any payment is made pursuant to clause
     4.5 or 4.6, displayed on the appropriate page of the Telerate screen. If that page is replaced or ceases to be available, the Seller may specify another page or service displaying the appropriate rate;

     'the Sea-Going Employees' means the employees employed on any Vessel, presently employed by the Seller and relating to the Business; the names, salaries and fringe benefits of the Sea-Going Employees being set out in
     Part 2 of Schedule 2;

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     'Seller's  Group' means the Seller and any parent company of the Seller and any company which, in relation to the Seller and/or any parent company of the Seller is a subsidiary undertaking from time to time and `member of the Seller's Group' shall be construed accordingly;

     'the Seller's Solicitors' means Raidla & Partners of Roosikrantsi 2, 10119 Tallinn, Estonia;

     'the Share Purchase Agreement' means the agreement of even date herewith between Silja Holdings Limited (1), Sea Containers Ltd. (2), Aktsiaselts Tallink Scandinavian (3) and Aktsiaselts Tallink Grupp (4) relating to the sale and purchase of all the shares in the Seller;

     'the Transfer Date' means 1 July 2006;

     'the Vessels' means m.v.  'SUPERSEACAT THREE' registered under Italian flag
     with  IMO  identification   number  9141871  and  m.v.  'SUPERSEACAT  FOUR'
     registered under Italian flag with IMO identification number 9141883.

1.2  In this Agreement, unless the context otherwise requires -

     (a) words and expressions defined in the Share Purchase Agreement shall have the same meaning in this Agreement unless the context otherwise requires;

     (b) a reference to a statute or a provision of a statute is a reference to that statute or provision as amended or modified on the date of this Agreement and includes a reference to any previous statute or provision which was re- enacted or replaced by it and any future statute or provision which amends, modifies, re-enacts or replaces it provided that as between the parties to and for the purposes of this Agreement, no amendment, modification, re-enactment or replacement made after the date of this Agreement shall apply to the extent that it would increase or extend the liability of any party under this Agreement; and

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     (c)  a reference to a clause or a Schedule is a reference to a clause of or a Schedule to this Agreement and a reference to this Agreement includes a reference to each Schedule.

2    SALE AND PURCHASE


2.1 Subject to the terms of this Agreement the Seller shall transfer such title as it may have to the Business to the Buyer as a going concern with effect from the Completion Date.

2.2 The Seller shall sell such title as it may have to the Business and the Buyer shall purchase from the Seller the Business including -

     (a)  the Assets;

     (b)  the Goodwill;

     (c)  the Inventories;

     (d)  the Leasehold Premises;

     (e)  the Records; and

     (f) the benefit (subject to the burden thereof) of the Contracts and any contracts referred to in clause 3.2(b).

2.3  For the avoidance of doubt -

     (a) there shall be excluded from the sale and purchase under this Agreement all Excluded Assets; and

     (b) the Buyer shall not assume any liabilities of the Seller whatsoever and howsoever arising (including the Excluded Liabilities).



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2.4  The Seller shall on demand indemnify and keep indemnified the Buyer against all loss, liability, obligations, damages, costs and expenses howsoever and whenever arising out of or in connection with the Excluded Liabilities.

2.5 Subject to compliance by the parties with their respective obligations under this Agreement, risk in the Assets shall pass to the Buyer on the Transfer Date and accordingly the Seller shall carry on the Business on and from the Transfer Date for the benefit of the Buyer and at its risk and accordingly the Cash shall be for the account of the Buyer.

3    CONSIDERATION


3.1 The price for the assets sold pursuant to this Agreement shall be the sum of (euro)10 plus the assumption of the burden of the Contracts.

3.2 As further consideration for the sale of the assets sold pursuant to this Agreement, the Buyer shall as from the Completion Date -

     (a) perform any outstanding obligations and liabilities of the Seller under the Contracts (except for any obligations or liabilities attributable to a breach on the part of the Seller) and in accordance with their terms, and shall not do any act or thing as a result of which any claim will be made against the Seller under the Contracts; and

     (b) in so far as the Seller has entered into any contract which relates both to the Business and to any other business of the Seller which is not the subject of this Agreement, the Buyer shall as from the Completion Date assume responsibility for and perform any outstanding obligations and liabilities of the Seller under that contract (except for any obligations or liabilities attributable to a breach on the part of the Seller) only to the extent that it relates to the Business, and shall duly and properly perform at the Buyer's cost all of the obligations arising under that contract in relation to the Business after the Completion Date in accordance with



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          its terms,  and the Buyer shall not do any act or thing as a result of which any claim will be made against the Seller under any of such contracts.

3.3 In so far as the benefit or burden of any of the Contracts (other than the contracts of employment of the Employees) cannot effectively be assigned to the Buyer without the agreement of or novation with, or consent to the assignment from, the person, firm or company concerned ('the non-assignable Contracts') and in relation to the contracts referred to in clause 3.2(b) ('the joint contracts') -

     (a) the Seller and the Buyer shall co-operate to do everything they reasonably can to procure that the non-assignable Contracts are novated or assigned accordingly and that the joint contracts are novated into separate agreements respectively relating to the Business and the business retained by the Seller;

     (b) unless and until any of the non-assignable Contracts are novated or assigned in accordance with this clause 3.3, the Buyer shall as the Seller's sub-contractor and to the extent that the contract in question permits without constituting a breach of it perform all the obligations and liabilities of the Seller under the contract in question and the Seller will co-operate with the Buyer in any reasonable arrangements designed to provide for the Buyer the benefits under any such contracts including the enforcement of any and all rights of the Seller thereunder; and

     (c) unless and until any of the joint contracts are novated in accordance with this clause 3.3, the Seller shall perform any outstanding obligations under the joint contracts not relating to the Business and the Buyer shall as the Seller's sub-contractor and to the extent that the contract in question permits without constituting a breach of it perform any outstanding obligations of the Seller under the joint contracts in so far as they relate to the Business and the Seller will co-operate with the Buyer in any reasonable arrangements designed to provide for the Buyer the benefits under any such contracts including the enforcement of any and all rights of the Seller thereunder.



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3.4  The Seller shall on or before the Completion Date transfer to the Buyer all telephone lines and numbers currently exclusively used by it in relation to the Business.

3.5 The Seller hereby grants to the Buyer a non-exclusive royalty free licence to use the `Silja' name in relation to the Business for the period of six months commencing on the Completion Date. The scope of the licence shall further be limited as follows:

     (a) the `Silja' name may not be used as a brand or in connection with any marketing efforts of the Buyer except in so far as the same appears in any existing marketing material and the Buyer shall be able to use the 'Club Silja' name in new and existing marketing material; and

     (b) the purpose of the license is only to facilitate a limited transitional period in relation to the 'Silja' name so that the Buyer is not required to immediately amend any fixtures on the Vessels (other than markings on the hull which shall be removed within one week from the Completion Date) or the uniforms of the Employees bearing the 'Silja' name or associated mark or figure.

3.6 The Buyer shall indemnify the Seller in respect of any losses, damages, costs, claims and expenses which may be incurred by the Seller as a result of -

     (a) any failure by the Buyer in the performance of any of the obligations of the Seller falling due after the Completion Date under the Contracts except where such failure is attributable to a failure by the Seller in the performance of any of its obligations falling due under the Contracts on or before the Completion Date;

     (b) any failure by the Buyer in the performance of its obligations under clause 3.3(b);

     (c) any claim for payment by any of the creditors of the Buyer in relation to the Business after the Completion Date; and

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     (d)  any act,  default  or  transaction  of the  Buyer or any  circumstance occurring in respect of the Business after the Completion Date (including, without limitation, in respect of any service supplied by the Buyer after the Completion Date).

3.7 To the extent that any member of the Seller's Group (other than the Seller) is a party to a Contract, the Seller shall procure that such member of the Seller's Group complies with the obligations of the Seller under clause 3.3 of this Agreement in respect of the relevant Contract.

3.8 With effect from the Completion Date, all complaints received by the Seller or the Buyer from the customers of the Business in relation to services rendered before the Completion Date (including warranty claims arising in the normal course of the Business) shall be dealt with as follows -

     (a) each party will provide any information or assistance reasonably requested by the other in dealing with complaints under this clause 3.8; and

     (b) the Buyer will not make any admission of liability in relation to any complaint without the Seller's prior consent (such consent not to be unreasonably withheld or delayed) but shall otherwise be free to deal with complaints in a manner consistent with prior practice so as to maintain and preserve the goodwill of the Business.

3.9 As soon as possible, and in any case within 30 Business Days after the Completion Date, the Buyer will prepare and deliver a draft statement showing the actual amount of the Cash together with supporting material verifying that figure and setting out the amount to be paid either by the Buyer or the Seller.

3.10 The Seller shall as soon as reasonably practicable and in any event with 20 Business Days after receiving the draft Completion Statement serve to the Buyer either -

     (a)  its written  confirmation of agreement with the Completion  Statement;
          or

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     (b)  a notice in writing of those  respects in which it disagrees  with the
          Completion Statement and specifying and quantifying the adjustments which, in its opinion, should be made to the Completion Statement.

3.11 If the Seller gives the Buyer a confirmation in accordance with clause 3.10(b) in the period and manner specified in clause 3.10(b) the draft Completion Statement will be the Completion Statement and will be binding on the parties to this Agreement. If no notice in writing in accordance with clause 3.10(b) is given by the end of the period specified in clause 3.10(b) above, the Seller will be deemed to have agreed that the draft Completion Statement is the Completion Statement.

3.12 If a notice in writing is given under clause 3.10(b) above, the Seller and the Buyer shall attempt in good faith to resolve any such disagreement within 20 Business Days of such notice being served and during this period the Buyer shall give the Seller such access as may be reasonably required by the Seller to any accounting records concerning the Business between the Transfer Date and the Completion Date. Such access shall be granted provided that such access shall not cause undue interruption to ordinary course of business and provided that the relevant persons enter into customary confidentiality undertakings in respect of the information they receive in such connection. Any resolution which enables the draft Completion Statement to be agreed shall be expressed in a certificate to be signed by both the Seller and the Buyer (a 'Joint Resolution'). If a Joint Resolution is not agreed within this period any matter in dispute shall at any time thereafter be referred at the request of either the Seller or the Buyer to the decision of any independent international firm of chartered accountants based in London to be appointed by agreement between the Seller and the Buyer, or (in default) by the President for the time being of the Institute of Chartered Accountants in England and Wales (the 'Independent Accountants') (whose costs shall be paid by the parties in equal shares or in accordance with the proportions so determined by the Independent Accountants) who shall act as experts (and not as arbitrators) in connection with the giving of such decision which shall, save in the event of manifest error, be binding on the Buyer and the Seller. The Independent Accountants shall not be either party's auditor. In giving such decision



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     on the particular  matters in dispute,  the Independent  Accountants shall, having regard only to such matters and facts as are ascertained or capable of conclusive ascertainment on the date on which the final draft of the Completion Statement was prepared and delivered under clause 3.9, state what adjustments (if any) are to be made to the draft Completion Statement prepared by the Seller under clause 3.9 in order that it shall comply with the provisions of this clause 3.

3.13 The Seller and the Buyer shall each give such assistance as may be reasonably required to enable the draft Completion Statement to be prepared and the Buyer shall procure that reasonable access to the books of account and accounting records of each Member of the Group is given to the Seller for this purpose and if applicable, to the Independent Accountants appointed pursuant to clause 3.12. Such access shall be granted provided that such access shall not cause undue interruption to ordinary course of business and provided that the relevant persons enter into customary confidentiality undertakings in respect of the information they receive in such connection.

3.14 If the Estimated Cash is less than the Cash the Seller shall, within 2 Business Days after the date on which the Cash is finalised either by agreement between the Seller and Buyer in accordance with clause 3.11 or determination by the Independent Accountants in accordance with clause 3.12, pay to the Buyer by CHAPS or similar transfer to such bank account as the Buyer may nominate the amount by which the Cash exceeds the Estimated Cash together with interest thereon at the Interest Rate from the Completion Date to the date of payment (inclusive of each date).

3.15 If the Estimated Cash is more than the Cash the Buyer shall, within 2 Business Days after the date on which the Cash is finalised either by agreement between the Seller and Buyer in accordance with clause 3.11 or determination by the Independent Accountants in accordance with clause 3.12, pay to the Seller by CHAPS or similar transfer to such bank account as the Seller may nominate the amount by which the Estimated Cash exceeds the Cash together with interest thereon at the Interest Rate from the Completion Date to the date of payment (inclusive of each date).

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4    CONDITION


     Completion is conditional upon the Share Purchase Agreement becoming unconditional in all respects (save as to any condition relating to the transfer of the Business in accordance with this Agreement).

5    COMPLETION


5.1 The sale and purchase of the Assets shall take place immediately upon this Agreement becoming unconditional.

5.2  On Completion, the Seller shall -

     (a) let the Buyer assume the conduct of the Business and shall deliver to the Buyer -

          (i)  such of the Assets as are capable of passing by delivery;

          (ii) subject as provided in clause 5.4, any requisite consents required to vest in the Buyer such title as the Seller may have in the Assets;

         (iii) all  promotional  material,   sales  publications,   advertising
               materials, terms and conditions of sale and other sales matter owned by it and which relate exclusively to the Business, together with any plates, blocks, negatives and similar material relating to them;

          (iv) duly executed assignments/transfers of the Leasehold Premises in agreed terms together with all title deeds and documents relating thereto (and including all necessary consents to the assignment/transfer thereof in favour of the Buyer);

          (v)  such of the Records as are capable of passing by delivery;

     (b) pay the Buyer the Estimated Cash by CHAPS or similar transfer to such bank account as the Buyer may nominate; and

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     (c)  deliver to the Buyer the Management  Services  Agreement duly executed by the Seller and the Nominated Silja Providers (as that expression is defined in the Management Services Agreement).

5.3 Following the performance of the Seller's obligations under clause 5.2, the Buyer shall on Completion pay to the Seller the sum of (euro)10 and deliver to the Seller the Management Services Agreement duly executed by the Buyer.

5.4 If the assignment, grant or transfer of any of the Assets requires the consent of a third party, and that consent is not available on the date of this Agreement, the Seller shall -

     (a) use its reasonable endeavours to obtain the consent and upon obtaining it shall deliver to the Buyer a duly executed assignment or instrument of grant or transfer of the Asset, together with the consent, as soon as reasonably practicable thereafter; and

     (b) from the Completion Date until the obligations under paragraph (a) of this clause 5.4 have been complied with, hold that Asset in trust for the Buyer and shall (so far as it may lawfully do so) act under the reasonable directions of the Buyer in all matters relating to that Asset.

5.5 The Seller shall from time to time and at all times after the Completion Date at the own cost and expense of the Buyer upon request by the Buyer do all such acts and execute all such documents as are reasonably necessary for perfecting the transfer of the Business to the Buyer and for vesting in the Buyer title to the Assets in accordance with this Agreement.

5.6 This Agreement shall, so far as it remains to be performed, continue in full force and effect notwithstanding Completion.

5.7 On Completion the Seller shall furnish to the Buyer in electronic format the names, addresses and contact details of all Club Silja members who have travelled on the Vessels.

6    BUSINESS ASSETS NOT TRANSFERRED


6.1 If following Completion any asset, contract or right which is used exclusively for or relates exclusively to the Business ('Wrong Pocket Asset') which is owned by a member of the Seller's Group which is not a party to this Agreement and as a consequence thereof it has not been transferred to or is not vested in the Buyer -

     (a) upon the Seller becoming aware of the same as soon as reasonably practicable, the Seller shall give notice to the Buyer of the Wrong Pocket Asset which has not been transferred;

     (b) upon notice having been received by the Buyer in accordance with clause 6.1(a) or if the Buyer gives to the Seller written notice that a Wrong Pocket Asset has not been transferred the Seller will procure that the relevant member of the Seller's Group having such interest in a Wrong Pocket Asset shall transfer such interest together with any benefit or sum (net of tax and other out of pocket expenses) accruing since Completion to the Buyer as a result of holding such Wrong Pocket Asset, as soon as reasonably practicable to the Buyer on terms that no additional consideration is provided by any person for such transfer.

6.2 Each party shall provide such reasonable assistance to the other as it requires for the purpose of clause 6.1(b).

7    GUARANTEE


7.1 In consideration of the Seller entering into and performing its obligations under this Agreement, SCL irrevocably and unconditionally -

     (a) guarantees to the Seller punctual performance by the Buyer of all the Buyer's respective obligations under this Agreement;

     (b) undertakes to the Seller that whenever the Buyer does not pay any amount or perform any obligation when due under or in connection with this Agreement,

          SCL shall immediately on demand pay that amount or perform or procure the performance of that obligation as if it were the principal obligor; and

     (c) indemnifies the Seller immediately on demand against any cost, loss or liability suffered by the Seller if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount that the Seller would otherwise have been entitled to recover from the Buyer under the Agreement, including any cost, loss or liability incurred as a result of such unenforceability, invalidity or illegality.

7.2 This guarantee is a continuing guarantee and will extend to the sums payable by the Buyer under this Agreement (including sums referred to in clause 7.1(c) above) regardless of any intermediate payment or discharge in whole or in part. This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Seller.

7.3 If any payment or performance by the Buyer (the 'Obligor') or any discharge given by the Seller (whether in respect of the obligations of the Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event -

     (a) the liability of the Obligor shall continue as if the payment, performance, discharge, avoidance or reduction had not occurred; and

     (b) the Seller shall be entitled to recover the value or amount of that security or payment from the Obligor, as if the payment, performance, discharge, avoidance or reduction had not occurred.

7.4 The obligations of SCL under this clause will not be affected by any act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause (without limitation and whether or not known to it or the Seller) including -

     (a) any release, time, waiver or consent granted to, or composition with, the Obligor or other person;

     (b) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

     (c) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Obligor or any other person;

     (d)  any amendment (however fundamental) or replacement of this Agreement;

     (e) any unenforceability, illegality or invalidity of any obligation of any person under this Agreement; or

     (f)  any insolvency or similar proceedings.

7.5 SCL waives any right it may have of first requiring the Seller to proceed against or enforce any other rights or security or claim payment from any person before claiming from SCL under this clause.

7.6 Until all amounts which may be or become payable by the Obligor under this Agreement have been irrevocably paid in full, the Seller may -

     (a) refrain from applying or enforcing any other moneys, security or rights held or received by the Seller in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and SCL shall not be entitled to the benefit of the same; and

     (b) hold in an interest-bearing suspense account any moneys received from SCL or on account of SCL's liability under clauses 7.1 to 7.7.

7.7 Until all amounts which may be or become payable by the Obligor under this Agreement have been irrevocably paid in full and unless the Seller otherwise directs, SCL will not exercise any rights which it may have by reason of performance by it of its obligations under this Agreement to -

     (a)  be indemnified by the Obligor;

     (b) claim any contribution from any other guarantor of the Obligor's obligations under this Agreement; or

     (c) take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any Member of the Seller's Group under this Agreement.

8    EMPLOYEES


8.1 The Seller and the Buyer hereby agree that the Employees shall transfer and become employees of the Buyer as from Completion pursuant to Chapter 1
     Section 10 of the Finnish Act on Employment Contracts (55/2001, as amended) or under similar Estonian Legislation.

8.2 All liabilities relating to the Employees accrued up to and including the Completion Date shall be paid by the Seller.

8.3 The Seller and the Buyer shall enter into and properly conduct negotiations with the Employees and/or their representatives as required by applicable Legislation and/or any applicable collective bargaining agreements.

8.4 The Seller confirms that the Buyer may approach those employees of the Seller named or described in Part 3 of Schedule 2 with a view to offering such employees employment following Completion.

INSURANCE


9 The Seller has agreed (at the cost of the Buyer which shall reimburse the Seller as soon as reasonably practicable) with the Buyer to extend, and has extended, the benefit of the existing insurance of the Business for a period of 3 months from Completion so that, provided that any claim is notified to the Seller and to the relevant insurance company in such a manner as the Seller stipulates within that period, the benefit of such insurance shall continue to apply to the Business in relation to any event, circumstance or incident occurring during that period. For the avoidance of doubt any existing insurance covered by this clause 9 shall not be deemed to be a joint contract or a non-assignable contract under clause 3.

10   VALUE ADDED TAX


10.1 Any sum payable by the Buyer under this Agreement is exclusive of any applicable Value Added Tax.

10.2 The transaction contemplated by this Agreement constitutes a transfer of business for the purposes of Section 19a of the Finnish Value Added Tax Act (1501/1993 as amended) and for the purposes of Section 4 (2.1) of the Estonian Value Added Tax Act (10 December 2003 as amended), and thus, the transfer of goods and services in connection with the business transfer is not subject to value added tax under the Finnish Value Added Tax Act.

10.3 The Buyer hereby confirms that the Buyer is registered as a taxable person for Value Added Tax purposes in Finland and Estonia. The Buyer hereby confirms that as the statement mentioned in Section 209f, sub-section 1 of the Finnish Value Added Tax Act that the Buyer will continue to use the Assets transferred by this Agreement in a business subject to value added tax following Completion and, for the purposes of Value Added Tax in Estonia, the Buyer will continue to use the Assets transferred by this Agreement only in a business subject to value added tax following Completion.

10.4 The Seller shall, promptly following Completion, provide the Buyer with such invoices as may be required under applicable Legislation concerning Value Added Tax.

10.5 If notwithstanding the intention of the parties expressed in clause 10.2 an amount of Value Added Tax is determined by any Tax Authority after disclosure of all relevant facts to be payable in respect of the sale to the Buyer of the Assets and any Tax Authority make an assessment in respect of that Value Added Tax, then the Buyer shall on receipt of a valid tax invoice pay over to the Seller the amount of that Value Added Tax and shall indemnify the Seller against any claim by any Tax Authority for penalties and/or interest arising out of the late payment of any such Value Added Tax to the extent that such interest or penalties are due to any act or default of the Buyer, including any delays by the Buyer in providing information, any failure by the Buyer to register for Value Added Tax in the relevant jurisdiction, or any other act or default of the Buyer relevant to the Value Added Tax status of the transfer or to any post-completion application for transfer as a going concern clearance from the appropriate Tax Authority.

11   SELLER'S COVENANTS


11.1 The Seller undertakes to and covenants with the Buyer that it shall not, (and shall procure that each member of the Seller's Group shall not), for a period of three years after the date of this Agreement (except as required to be disclosed by law or the requirements of any listing authority, securities exchange or regulatory or governmental body) disclose or divulge to any person (other than to officers or employees of the Buyer whose province it is to know the same) or use (other than for the benefit of the Buyer) any Confidential Information and shall use all reasonable endeavours to prevent such publication, disclosure or misuse of any Confidential Information.

11.2 The Seller hereby undertakes to and covenants with the Buyer that it will not, and it shall procure that each member of the Seller's Group will not for a period of one year after the date of this Agreement, either on its own behalf or on behalf of or jointly with any other person directly or indirectly approach, canvass, solicit, engage or employ or otherwise endeavour to entice away from the Business any person who at any time during the period of six months preceding the date of this Agreement shall be or shall have been an employee engaged in a senior managerial, supervisory, technical, sales or marketing capacity with a view to the specific knowledge or skills of such person being used by or for the benefit of any person carrying on business in competition with the Business provided that this shall not prevent any member of the Seller's Group making general advertisements to the public for employment by a member of the Seller's Group in the ordinary course of its business and engaging or employing persons who apply pursuant thereto.

12   NOTICES


12.1 Any notice or other communication to be given under this Agreement shall be given in writing by delivering it by hand or sending it by registered mail or if overseas, by airmail, in each case to the address and marked as set out below -

     (a) In the case of the Seller, to its registered office for the time being, marked `For the Attention of the Secretary', with a copy to the Seller's Solicitors (ref: DNo 2299) (but not to constitute notice); and

     (b) In the case of the Buyer, to the registered office for the time being, marked `For the Attention of the Secretary', with a copy to the Buyer's Solicitors (ref: MJD/CMB/1014863) (but not to constitute notice).

12.2 A notice or other communication delivered by hand shall be deemed to be given -

     (a) at the time of delivery if it is delivered before 5.00 pm on a Business Day; and

     (b)  in any other case at 9.00 am on the next following Business Day.

12.3 A notice or other communication sent by post in the manner provided by clause 10.1 shall be deemed to be given on the expiry of 72 hours after the envelope containing it was posted; and proof that the envelope was properly addressed, prepaid and posted shall be sufficient evidence that the notice or other document was duly given.

12.4 The Seller irrevocably appoints Ingleby (1699) Limited of 55 Colmore Row, Bimingham B3 2AS as its process agent to receive on its behalf service of process in any proceedings in England. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by the Seller). If for any reason such process agent ceases to be able to act as a process agent or no longer has an address in England the Seller irrevocably agrees to appoint a substitute process agent acceptable to the Buyer immediately and to deliver to the Buyer a copy of the new process agent's acceptance of that appointment within 28 days.

12.5 The Buyer irrevocably appoints Sea Containers Services Limited of 20 Upper Ground, London SE1 9PF as its process agent to receive on its behalf service of process in any proceedings in England. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by the Buyer). If for any reason such process agent ceases to be able to act as a process agent or no longer has an address in England the Buyer irrevocably agrees to appoint a substitute process agent acceptable to the Seller immediately and to deliver to the Seller a copy of the new process agent's acceptance of that appointment within 28 days.

13   GENERAL


13.1 The parties shall pay their own respective costs and expenses in connection with and incidental to this Agreement.

13.2 Except insofar as either party is required by law or the requirements of any listing authority, securities exchange or regulatory or governmental body (including the UK Listing Authority or the London Stock Exchange) and then after consultation with the other party, no announcement of the sale and purchase of the Shares or the terms of this Agreement shall be made by either party to any person without the consent of the other party except in the agreed terms and pending any announcement each party shall use its best endeavours to keep the existence of this Agreement and its terms confidential.

13.3 Provisions of this Agreement, insofar as they have not been performed at Completion, shall not be extinguished and shall remain in full force and effect notwithstanding Completion.

13.4 This Agreement together with any documents referred to in it constitutes the whole agreement of the parties in relation to its subject matter and supersedes any previous agreements, representations, warranties or arrangements (whether in writing or oral) between them in relation to that matter; and no modification of this Agreement shall be effective unless it is made in writing and signed by all the parties hereto.

13.5 Notwithstanding   that  any  term  of  this  Agreement  may  be  or  become
     enforceable by a person who is not a party to it, the terms of this Agreement may be varied, modified, amended, or this Agreement may be suspended, cancelled or terminated by agreement in writing between the parties without the consent of any such third party.

13.6 Any individual provision of this Agreement which is or becomes legally invalid, or any omission to provide for any subject matter, shall not affect the validity of the remaining provisions of this Agreement. In such cases, the parties shall seek effective solutions approximating as closely as possible the economic effect to the invalid or omitted provisions.

13.7 This Agreement is personal to the parties and neither this Agreement nor any of the benefits arising under it may be assigned without the prior consent of the other party.

13.8 The exercise, or partial exercise, of or any delay or omission in exercising any right conferred by this Agreement on either party shall not constitute a waiver of that or any other right or remedy available to that party.

13.9 This Agreement may be executed in more than one counterpart and shall come into force once each party has executed such a counterpart in identical form and exchanged it with the other party.

13.10 English law shall apply to the whole of this Agreement and the parties submit to the exclusive jurisdiction of the English courts.

13.11 In the event of any dispute arising out of or in connection with this Agreement (a "Dispute"), the parties shall negotiate in good faith with a view to resolving the dispute.

13.12 If the parties, having negotiated as aforesaid, have been unable to reach agreement on the matter in dispute within a period of 20 Business Days from the date on which the Dispute arose, the Dispute (including any question regarding its existence, validity or termination, or the legal relationships established by this Agreement) shall be referred to and finally resolved by arbitration in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof to be settled by three arbitrators, each party appointing one arbitrator, the third being appointed by the two arbitrators. On the receipt by one party of the nomination in writing of the other party's arbitrator, that party shall appoint their arbitrator within fourteen days. If either of the appointed arbitrators refuses or is incapable of acting, the party who appointed him shall appoint a new arbitrator in his place. If one of the parties fails to appoint an arbitrator, either originally or by substitution, within fourteen days of receipt of the nomination in writing of the other party's arbitrator, the party appointing the relevant arbitrator shall also appoint an arbitrator on behalf of the party in default. The award rendered by the Arbitration Court shall be final and binding upon the parties.

13.13 It is agreed that -

     (a)  the place of the arbitration shall be London; and

     (b)  the language of the arbitration shall be English.

IN WITNESS of which the parties or their duly authorised representatives have executed this Agreement the day and year first above written.

                                   SCHEDULE 1

                                    CONTRACTS


              Omitted pursuant to Item 601(b)(2) of Regulation S-K.

                                   SCHEDULE 2

                                  THE EMPLOYEES


                          PART 1 - LAND-BASED EMPLOYEES


                          PART 2 - SEA-GOING EMPLOYEES


       PART 3 - EMPLOYEES WHO MAY BE APPROACHED BY THE BUYER (CLAUSE 8.4)



              Omitted pursuant to Item 601(b)(2) of Regulation S-K.

                                   SCHEDULE 3

                                     PART 1

                                 EXCLUDED ASSETS

                                     PART 2

                              EXCLUDED LIABILITIES


              Omitted pursuant to Item 601(b)(2) of Regulation S-K.

                                   SCHEDULE 4

                               LEASEHOLD PREMISES


              Omitted pursuant to Item 601(b)(2) of Regulation S-K.

                                   SCHEDULE 5

                                     ASSETS


              Omitted pursuant to Item 601(b)(2) of Regulation S-K.